Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-227753) pertaining to stock option plans and Registration Statements (Form F-3 No. 333-209037, No. 333-204795, No. 333-195124, and No. 333-220644), of Can-Fite Biopharma Ltd. and in the related Prospectus of our report dated March 29, 2019 with respect to the consolidated financial statements of Can-Fite Biopharma Ltd. and its subsidiaries, included in this Amendment No. 1 to Annual Report (Form 20-F/A) for the year ended December 31, 2018.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
April 2, 2019	A Member of Ernst & Young Global